Exhibit 5.1

November 25, 2009

SOMPO JAPAN INSURANCE INC.

26-l, Nishi-Shinjuku 1-chome

Shinjuku-ku, Tokyo 160-8338

Japan

Registration Statement on Form F-4 of

SOMPO JAPAN INSURANCE INC. and NIPPONKOA Insurance Company, Limited

Dear Sirs:

We have been acting as special legal advisers to SOMPO JAPAN INSURANCE INC., a corporation organized under the laws of Japan (“Sompo Japan”), and have been requested by Sompo Japan to give this opinion in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by Sompo Japan and NIPPONKOA Insurance Company, Limited (“Nipponkoa”) with the United States Securities and Exchange Commission on November 25, 2009 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of common stock of NKSJ Holdings, Inc. (“Holdings”) to be established as a holding company of Sompo Japan and Nipponkoa, to be issued to United States holders of record of common stock of each of Sompo Japan and Nipponkoa as a result of the exchange of shares of Sompo Japan and Nipponkoa with the Shares (the “Share Exchange”) pursuant to the terms and conditions of the Share Exchange (the “Terms and Conditions of the Share Exchange”) to be approved at each of the general meetings of shareholders of Sompo Japan and Nipponkoa, each scheduled to be held on December 22, 2009.

For the purpose of this opinion we have examined, among other things, the following documents:

(a)	Certified copies of commercial register, the Articles of Incorporation, the Regulations of Board of Directors and the Share Handling Regulations of each of Sompo Japan and Nipponkoa;

(b)	Certified copies of minutes of the meetings of the Board of Directors of Sompo Japan held on March 13, July 29 and October 30, 2009;

(c)	Certified copies of minutes of the meetings of the Board of Directors of Nipponkoa held on March 13 and July 29, 2009 and a certificate of Nipponkoa dated November 20, 2009 executed by Mr. Makoto Hyodo, President and CEO of Nipponkoa, regarding the resolution at the meeting of the Board of Directors of Nipponkoa held on October 30, 2009;

(d)	The forms of convocation notices of each of the general meetings of shareholders of Sompo Japan and Nipponkoa, each scheduled to be held on December 22, 2009 (each of which includes the Terms and Conditions of the Share Exchange), and attachments thereto;

(e)	A copy of the Basic Agreement for Business Integration (the “MOU”) dated March 13, 2009 between Sompo Japan and Nipponkoa, relating to the business integration of Sompo Japan and Nipponkoa;

(f)	A copy of the Agreement for Business Integration (the “Share Exchange Agreement”) dated July 29, 2009 between Sompo Japan and Nipponkoa, relating to the business integration of Sompo Japan and Nipponkoa;

(g)	A copy of the Business Integration Agreement (the “Business Integration Agreement”) dated October 30, 2009 between Sompo Japan and Nipponkoa, relating to the business integration of Sompo Japan and Nipponkoa;

(h)	A copy of the Registration Statement and attachments thereto;

(i)	The forms of the securities registration statements and attachments thereto (the “Japanese Securities Registration Statements”) to be jointly filed by Sompo Japan and Nipponkoa on behalf of Holdings with the Director of the Kanto Local Finance Bureau pursuant to the Financial Instruments and Exchange Law of Japan, relating to the issuance of shares of Holdings to shareholders of Sompo Japan and Nipponkoa;

(j)	A certificate of Sompo Japan dated November 25, 2009 executed by Mr. Masatoshi Sato, President and CEO of Sompo Japan; and

(k)	A certificate of Nipponkoa dated November 25, 2009 executed by Mr. Makoto Hyodo, President and CEO of Nipponkoa.

We have also examined such other certificates and corporate documents of Sompo Japan and Nipponkoa as well as such other matters, documents and records, and have considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:

(A)	Subject to (i) the approval of the Terms and Conditions of the Share Exchange by each of the general meetings of shareholders of Sompo Japan and Nipponkoa, each scheduled to be held on December 22, 2009, (ii) the consummation of all necessary governmental authorization, permits, consents and approvals, (iii) the registration of the incorporation of Holdings in the commercial register scheduled to be made on or after April 1, 2010, (iv) the compliance by each of Sompo Japan and Nipponkoa with all other procedural requirements imposed by the Corporation Law of Japan in connection with the Share Exchange and (v) the filing and effectiveness of the Japanese Securities Registration Statements and when the Shares have been duly issued to the United States holders of record of common stock of each of Sompo Japan and Nipponkoa pursuant to the Terms and Conditions of the Share Exchange so approved, such Shares will be validly issued, fully paid and non-assessable.

(B)	The statements set forth in the Registration Statement under the caption “Taxation—Japanese Taxation”, insofar as they purport to describe generally or summarize the matters of the laws of Japan referred to thereunder, are correct in all material respects.

The foregoing opinion is limited solely to the laws of Japan effective as of the date hereof and we neither express nor imply any opinion on, or in respect of, the laws of any country or jurisdiction other than Japan. In giving the opinion set forth above, we have relied, as to matters involving the application of the laws of the State of New York or the federal laws of the United States of America, upon the opinion of Sullivan & Cromwell LLP, United States counsel to Sompo Japan and Nipponkoa, addressed to Sompo Japan and Nipponkoa and dated the date hereof.

In rendering the foregoing opinion, we have relied (without having conducted any independent investigation with respect thereto), as to certain factual matters, upon the documents referred to in paragraph (a) through (k) above, and other certificates of officers or any other authorized persons of Sompo Japan and Nipponkoa or public officials as we have deemed appropriate as a basis for the opinion expressed herein, in particular, as to the correctness and conformity of the statements with the relevant facts thereof included, expressly or impliedly, in such certificates.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) all natural person-signatories who have executed or delivered the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient and competent legal capacity to take such actions; (vi) each party (other than Sompo Japan) to each of the MOU, the Share Exchange Agreement, the Business Integration

Agreement and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (vii) each of the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto has been duly authorized by all the parties thereto (other than Sompo Japan), which matters we have not independently verified; (viii) each of the MOU, the Share Exchange Agreement and the Business Integration Agreement and all other documents related thereto has been duly executed and delivered by all the parties thereto, which matters we have not independently verified; (ix) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of, any of the Share Exchange, the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto; and (x) the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law).

The foregoing opinion is subject to the following qualifications and limitations:

(i)	This opinion is strictly limited to the matters stated herein and may not be construed as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information contained in the documents referred to in (a) through (k) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and interpreted as of the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)	The opinion expressed above is subject to applicable bankruptcy, corporate reorganization, civil rehabilitation, insolvency, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)	The opinion expressed above is subject to any applicable statutes of limitation and lapse of time, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	We express no opinion with regard to (i) any matters relating to tax law (except where we have expressly opined on such matters in the opinions above), or (ii) any amendments, supplements, renewals, extensions or other modifications, except as expressly provided herein, of any documents, instruments or agreements referred to herein, executed after the date of this opinion;

(viii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs; and

(ix)	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the law of Japan and be brought before a Japanese court.

This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than your legal adviser, Sullivan & Cromwell LLP, acting in that capacity in relation to the Registration Statement without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    Nagashima Ohno & Tsunematsu

(KTO)

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